Exhibit 10.6

HIGH TRAIL CAPITAL LP
80 River Street, Suite 4C
Hoboken, NJ 07030

May 23, 2024

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121
Attn: R. Erik Holmlin

Re:	Agreement to Redeem Senior Secured Convertible Notes due 2025

To the addressees set forth above:

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 11, 2023, by and between Bionano Genomics, Inc., a Delaware corporation (the “Company”), and High Trail Special Situations LLC (the “Holder”) pursuant to which the Company issued (i) $45,000,000 in aggregate principal amount of Initial Registered Notes and (ii) $35,000,000 in aggregate principal amount of Initial Private Placement Notes.  Terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement.

For valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
On February 29, 2024 the Company redeemed the entire outstanding principal amount of the Initial Private Placement Notes and paid the Retirement Fee with respect to the Initial Private Placement Note to the Holder and thereupon, the Initial Private Placement Note was cancelled.

2.
The Company and the Holder are executing and delivering this second letter agreement (this “2nd Agreement”) with respect to the Initial Registered Note in reliance upon the Registration Statement and the Prospectus Supplement.

3.
On May 24, 2024 (the “Closing Date”), the Company shall redeem the entire outstanding principal amount of $15,337,000 under the Initial Registered Note at a redemption price of 115% for a total redemption payment of $17,637,550 (the “Redemption”), whereupon the Initial Registered Note will be canceled (provided, however, that such cancelation of the Initial Registered Note shall not be effective unless and until the Holder receives the Initial Registered Note Retirement Fee (as defined below) from the Company in accordance with Section 5 hereof).

4.
The Holder waives the notice required under Section 4(C)(i) of the Initial Registered Note and further agrees that, notwithstanding anything in the Initial Registered Note to the contrary, the Company Redemption Price shall be 115% of the then outstanding Principal Amount of the Initial Registered Note.

5.
On the Closing Date, the Company shall pay the Holder the Retirement Fee (as defined in the Initial Registered Note) with respect to the redemption of the Initial Registered Note, by wire transfer of immediately available funds; provided, however, that notwithstanding anything contained in the Initial Registered Note to the contrary, the Company and the Holder agree that such Retirement Fee shall be in the amount of $2,187,500 (the “Initial Registered Note Retirement Fee”).

6.
On the Closing Date, the Company shall promptly pay all reasonable and documented out-of-pocket expenses and costs of the Holder (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for the Holder) in connection with the preparation, negotiation, execution and approval of this Agreement and the transactions contemplated hereby and, promptly following any invoice thereof, the Company shall promptly pay all reasonable and documented out-of-pocket expenses and costs of the Holder incurred in connection with the release and termination of security interests relating to the Initial Registered Notes and the Initial Private Placement Notes.

7.
By no later than 9:15 a.m., New York City on the first business day following the Closing Date, the Company shall file a Current Report on Form 8-K disclosing all the material terms of the transactions contemplated by this Agreement (the “Form 8-K”).  From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither the Holder nor any of its officers, directors, employees or agents shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries. In addition, the Company acknowledges and agrees that, upon the issuance of the Form 8-K, neither Holder nor any of its affiliates shall be under any confidentiality or similar obligations under any agreement with respect to the Company or any of its Subsidiaries.

8.
Subject to the occurrence of the Closing Date, the Company releases the Holder from any and all obligations owing under or in connection with the Initial Registered Notes and the Initial Private Placement Notes and releases the Holder and each of its affiliates and each of their respective agents, officers, directors and employees from any and all claims, liabilities, damages, costs and expenses now existing, whether known or unknown, arising out of or in connection with the Securities Purchase Agreement, the Initial Registered Notes or the Initial Private Placement Notes.

9.	In the event that the transactions contemplated hereby are not consummated by the Closing Date, the Holder may terminate this Agreement by written notice to the Company.

The agreement set forth in this Agreement is limited to the extent specifically set forth above and shall in no way serve to amend or waive compliance with any terms, covenants or provisions of the Securities Purchase Agreement or the Notes, other than as expressly set forth above.

Any breach of the terms and conditions of this Agreement will constitute an Event of Default under and as defined by the Notes.

[Signature Pages Follow]

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Very truly yours,

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin
Name:	R. Erik Holmlin
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED:

HIGH TRAIL SPECIAL SITUATIONS LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory